                                                                                     NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2012
SECOND QUARTER FINANCIAL RESULTS

• Fiscal 2012 Second Quarter Net Earnings Increase 45.2% Year-over-Year
• Fiscal 2012 Second Quarter Sales Up 10.4% Year-over-Year
• Six-Month Backlog $148,549,000 - Second Highest Backlog in Twin Disc History
• Management Remains Optimistic For Fiscal 2012
• Quarterly Dividend Increased $0.01 to $0.09 Per Common Share

RACINE, WISCONSIN—January 23, 2012—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2012 second quarter ended December 30, 2011.

Sales for the fiscal 2012 second quarter improved to $82,941,000, from $75,160,000 for the same period last year.  Year-to-date, sales were $164,271,000, compared to $136,555,000 for the fiscal 2011 first half.  The improvement in sales was the result of strong demand from customers in the oil and gas markets.  Stable to slightly increased sales continued in a majority of the Company’s other markets, including aftermarket, industrial, airport rescue and fire fighting (ARFF), land- and marine-based military, commercial marine, and pleasure craft markets.

Gross margin for the fiscal 2012 second quarter was 35.6 percent, compared to 31.6 percent in the fiscal 2011 second quarter and 37.8 percent in the fiscal 2012 first quarter.  The significant year-over-year improvement in fiscal 2012 second-quarter gross margin was the result of higher sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.  On a sequential basis, the gross margin was down from the all time high fiscal 2012 first-quarter gross margin, due to an anticipated shift in business mix.  Year-to-date, gross margin was 36.7 percent, compared to 32.1 percent for the fiscal 2011 first half.

For the fiscal 2012 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.2 percent, compared to 24.8 percent for the fiscal 2011 second quarter.  ME&A expenses increased $1,458,000 versus the same period last fiscal year.  Stock-based compensation expense increased $1,207,000 versus the prior year’s second fiscal quarter, primarily driven by the increase in the Company’s stock price in the second quarter of fiscal 2012.  The remaining $251,000 increase primarily relates to increased research and development activities, and higher salaries and wages.

Year-to-date, ME&A expenses, as a percentage of sales, were 21.9 percent, compared to 24.5 percent for the fiscal 2011 first six months.  For the fiscal 2012 first half, ME&A expenses increased $2,590,000 versus the same period last fiscal year.  Stock based compensation expense in the fiscal 2012 first half of $2,406,000 increased $100,000 versus the same period a year ago.  Year-to-date, movements in foreign exchange rates increased ME&A expenses by $986,000 versus the comparable period a year ago.  The net remaining increase of $1,504,000 primarily relates to increased research and development activities, and higher salaries and wages.

Other income of $150,000 for the quarter ended December 30, 2011 improved from other expense of $89,000 for the comparable period a year ago. Year-to-date, other income was $544,000, compared to other expense of $643,000 for the same period last year.  The improvement for both the quarter and year-to-date is due primarily to favorable foreign currency movements of the Euro, Canadian Dollar and Swiss Franc.

The effective tax rate for the fiscal 2012 second quarter was 36.5 percent, compared to the prior year’s tax rate of 11.5 percent.  The effective tax rate for the first six months of fiscal 2012 was 35.8 percent, compared to 23.6 percent for the same period last fiscal year.  Included in the fiscal 2011 second quarter and six-month tax rate was a $794,000 benefit due to a favorable adjustment to domestic net deferred tax assets resulting from the increase in the estimated tax rate from 34 percent to 35 percent.  Fiscal 2011 also included the favorable impact of the reinstatement of the R&D credit of $123,000, which was passed into law during the fiscal 2011 second quarter.

Net earnings attributable to Twin Disc for the fiscal 2012 second quarter were $5,857,000, or $0.51 per diluted share, compared to $4,034,000, or $0.35 per diluted share, for the fiscal 2011 second quarter. Year-to-date, net earnings attributable to Twin Disc were $15,438,000, or $1.34 per diluted share, compared to $6,690,000, or $0.59 per diluted share for the fiscal 2011 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $12,344,000 for the fiscal 2012 second quarter, compared to $7,349,000 for the fiscal 2011 second quarter.  For the fiscal 2012 first half, EBITDA was $30,116,000, compared to $14,272,000 for the fiscal 2011 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “We continue to see strong demand for our products, which is reflected in our fiscal 2012 second quarter results.  While profitability in the second quarter was down from an exceptionally strong first quarter period, the second quarter represents the strongest second quarter in sales, gross margin, and net income the Company has ever achieved.  Our results continue to be driven by outstanding demand for our 8500 series oil and gas transmission systems.  We are pleased that after thorough field testing and product refinement, our orders for 7500 series transmissions have grown in our six-month backlog.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our inventory increased $15,842,000 in the first half of the fiscal year to fulfill current demand for our products.  As a result, total debt, net of cash, at December 30, 2011 was $23,118,000 compared to $6,384,000 at December 31, 2010 and $9,532,000 at June 30, 2011.  During the quarter we also invested $3,306,000 in new capital equipment, or $6,893,000 year-to-date.  We continue to anticipate investing $15,000,000 to $20,000,000 in total for the fiscal year on modernization and expansion initiatives.  We remain focused on improving our working capital management and on reducing debt.”

Mr. Batten continued: “Our six-month backlog at December 30, 2011 was $148,549,000, compared to $164,523,000 at September 30, 2011 and $146,899,000 at June 30, 2011.  While our backlog is down from the record high level in the fiscal 2012 first quarter, this is not an indication of slowing demand across our businesses.  Our two main manufacturing operations made a considerable reduction in our past due backlog during the quarter, and we are optimistic that we will continue to demonstrate solid year-over-year financial and operating growth, as we enter our seasonally strong second half of our fiscal year.  With two quarters remaining, we anticipate fiscal 2012 will be another good year.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 2:00 p.m. Eastern Time on Monday, January 23, 2012.  To participate in the conference call, please dial 877-941-8416 five to ten minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. January 23, 2012 until midnight January 30, 2012.  The number to hear the teleconference replay is 877-870-5176.  The access code for the replay is 4503019.

The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	30-Dec 2011	31-Dec 2010	30-Dec 2011	31-Dec 2010

Net sales	$82,941	$75,160	$164,271	$136,555
Cost of goods sold	53,379	51,403	103,941	92,775
Gross profit	29,562	23,757	60,330	43,780

Marketing, engineering and
administrative expenses	20,097	18,639	36,006	33,416
Earnings from operations	9,465	5,118	24,324	10,364
Interest expense	381	440	740	879
Other (income) expense, net	(150)	89	(544)	643
Earnings before income taxes and noncontrolling interest	9,234	4,589	24,128	8,842
Income taxes	3,368	529	8,627	2,085

Net earnings	5,866	4,060	15,501	6,757
Less: Net earnings attributable to
noncontrolling interest, net of tax	(9)	(26)	(63)	(67)
Net earnings attributable to Twin Disc	$5,857	$4,034	$15,438	$6,690

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.51	$0.36	$1.35	$0.59
Diluted earnings per share attributable to Twin Disc common shareholders	$0.51	$0.35	$1.34	$0.59

Weighted average shares outstanding data:
Basic shares outstanding	11,429	11,334	11,411	11,291
Diluted shares outstanding	11,572	11,451	11,555	11,403

Dividends per share	$0.08	$0.07	$0.16	$0.14

Comprehensive income:
Net earnings	$5,866	$4,060	$15,501	$6,757
Other comprehensive income: Benefit plan adjustments, net	411	567	885	1,120
Foreign currency translation adjustment	(6,258)	2,830	(8,533)	10,225
Comprehensive income	19	7,457	7,853	18,102
Comprehensive income attributable to noncontrolling interest	(9)	(26)	(63)	(67)
Comprehensive income attributable to Twin Disc	$10	$7,431	$7,790	$18,035

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	30-Dec 2011	31-Dec 2010	30-Dec 2011	31-Dec 2010
Net earnings attributable to Twin Disc	$5,857	$4,034	$15,438	$6,690
Interest expense	381	440	740	879
Income taxes	3,368	529	8,627	2,085
Depreciation and amortization	2,738	2,346	5,311	4,618
Earnings before interest, taxes, depreciation and amortization	$12,344	$7,349	$30,116	$14,272

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	December 30,	June 30,
	2011	2011
ASSETS
Current assets:
Cash	$18,621	$20,167
Trade accounts receivable, net	56,933	61,007
Inventories, net	114,981	99,139
Deferred income taxes	5,264	5,765
Other	9,632	9,090

Total current assets	205,431	195,168

Property, plant and equipment, net	65,651	65,791
Goodwill, net	17,204	17,871
Deferred income taxes	14,815	16,480
Intangible assets, net	5,624	6,439
Other assets	7,683	7,371

TOTAL ASSETS	$316,408	$309,120

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,843	$3,915
Accounts payable	35,973	38,372
Accrued liabilities	38,056	41,673

Total current liabilities	77,872	83,960

Long-term debt	37,896	25,784
Accrued retirement benefits	46,527	50,063
Deferred income taxes	3,682	4,170
Other long-term liabilities	4,845	7,089

Total liabilities	170,822	171,066

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,604	10,863
Retained earnings	176,467	162,857
Accumulated other comprehensive loss	(19,088)	(11,383)

	168,983	162,337
Less treasury stock, at cost (1,669,981 and 1,739,574 shares, respectively)	24,356	25,252

Total Twin Disc shareholders' equity	144,627	137,085

Noncontrolling interest	959	969
Total equity	145,586	138,054

TOTAL LIABILITIES AND EQUITY	$316,408	$309,120

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)
	Six Months Ended
	December 30, 2011	December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,501	$6,757
Adjustments to reconcile to net earnings to cash (used) provided by operating activities:
Depreciation and amortization	5,311	4,618
Other non-cash changes, net	4,291	3,289
Net change in working capital, excluding cash	(28,157)	(6,181)
Net cash (used) provided by operating activities	(3,054)	8,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(6,893)	(2,915)
Proceeds from sale of fixed assets	72	53
Other, net	(293)	(293)
Net cash used by investing activities	(7,114)	(3,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	19
Payments of notes payable	(52)	(67)
Proceeds from long-term debt, net	12,122	1,474
Proceeds from exercise of stock options	169	107
Dividends paid to shareholders	(1,828)	(1,586)
Dividends paid to noncontrolling interest	(130)	(139)
Other	(185)	188
Net cash provided (used) by financing activities	10,096	(4)

Effect of exchange rate changes on cash	(1,474)	1,893

Net change in cash	(1,546)	7,217

Cash:
Beginning of period	20,167	19,022

End of period	$18,621	$26,239

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